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                                   EXHIBIT 8.1

                      Tax Opinion of Knight Vale & Gregory

Knight              1145 Broadway Plaza                     205 572 7111
Vale &              Suite 900                               Fax:  206 272 3143
Gregory             Tacoma, Washington 98402-3523
Inc., P.S.

Certified Public Accountants

October 31, 1996

Prairie Security Bank
608 Yelm Avenue East
P.O. Box 5060
Yelm, WA 98597-5060

First Community Financial Group, Inc.
721 College Avenue
P.O. Box 3800 (98509-3800)
Lacey, WA 98503

RE:      Plan and Agreement of Reorganization and Merger Between
         First Community Financial Group, Inc., First Community Bank and Prairie Security Bank

Gentlemen:

We have been asked to render an opinion regarding the Federal income tax consequences of the proposed merger ("Merger") of Prairie Security Bank ("PSB") with and into First Community Bank ("Bank"), pursuant to the terms of the Plan and Agreement of Reorganization and Merger Between First Community Financial Group, Inc. ("FCFG"), Bank and PSB, dated September 11, 1996, as amended October 18, 1996 ("Agreement"), as described in the Registration Statement on Form S-4 to be filed by FCFG with the Securities and Exchange Commission.

In connection with this opinion, we have examined and are familiar with copies identified to our satisfaction of the Agreement, including schedules and exhibits, the Registration Statement, and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the authenticity of all copies of documents submitted to us and the legal capacity of all natural persons executing the originals of said documents. We have also relied upon certain written representations of management of FCFG and PSB, which are attached to this opinion.


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Prairie Security Bank
First Community Financial Group, Inc.
October 31, 1996
Page 2

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended ("Code"), Treasury Regulations and relevant Proposed Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and other relevant authorities.

Based upon the foregoing, it is our opinion that the Merger will constitute a tax-free reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(D), and that FCFG, Bank and PSB will each be a party to the reorganization pursuant to Code Section 368(b). As a tax-free reorganization, the Merger will have the following Federal income tax consequences for PSB, PSB's stockholders, FCFG and
Bank:

1. Under Code Section 354(a)(1), no gain or loss will be recognized by holders of the common stock of PSB who exchange such shares solely for the common stock of FCFG pursuant to the Merger.

2. The payment of cash to a PSB stockholder in lieu of fractional shares will be treated as received in exchange for said fractional shares, subject to the limitations of Code Section 302. Any gain or loss recognized as a result of the receipt of such cash for fractional share will be a capital gain or loss equal to the difference between the cash received and the stockholder's basis of such shares, provided that the shares of PSB surrendered were capital assets in the hands of the stockholder at the time of surrender.

3. The tax basis of the shares of FCFG common stock received by each stockholder of PSB receiving solely common stock of FCFG will equal the tax basis of such stockholder's shares of PSB common stock (less any amount allocated to fractional shares for which cash is received) exchanged in the Merger.

4. The holding period for the shares of FCFG common stock received by each stockholder of PSB receiving solely common stock of FCFG will include the holding period for the shares of PSB of such stockholder exchanged in the Merger.

5. The tax basis and holding period in the assets and liabilities acquired by Bank from PSB as a result of the Merger will be the same as the tax basis and holding period of said assets and liabilities to PSB immediately prior to the Merger.


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Prairie Security Bank
First Community Financial Group, Inc.
October 31, 1996
Page 3

6. PSB, FCFG and Bank each will not recognize gain or loss as a result of the Merger.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state or local taxes, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished to you in connection with the Merger and for your benefit in connection therewith and may not be used or relied upon for any other purpose (except for inclusion in the Registration Statement on Form S-4), and may not be circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

Knight, Vale & Gregory, Inc., P.S.

By:  /s/ Landon J. Brazier
      Landon J. Brazier, Shareholder

Attachments